EXHIBIT 99.1

THORNBURG MORTGAGE ANNOUNCES

ADD-ON SENIOR NOTE OFFERING

Santa Fe, NM, November 17, 2003 — Thornburg Mortgage, Inc. (NYSE: TMA) announced today that it has priced an offering for an additional $55 million of its Senior Notes. The issuance is an add-on to the $200 million of 8% Senior Notes due 2013 that were issued in May 2003, bringing the aggregate principal amount of the Senior Notes to $255 million. The add-on Notes have identical terms to the previously issued Senior Notes, although they will be issued at 104.5% of their principal amount, to yield 7.33% per annum.

The net proceeds from the transaction will be primarily used to fund loans originated by the company and to purchase additional adjustable-rate mortgage securities. The offering will represent long-term capital for the company and will enable the company to diversify its funding sources.

This release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market.

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Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Contact: Leanne L. Gallagher @ (505) 989-1900

investorrelations@thornburg.com